EXHIBIT 99.1

FIRST CHOICE HEALTHCARE COMPLETES $15.45 MILLION

SALE AND LEASEBACK OF MARINA TOWERS

Sale Nets Company Approximately $8 Million in Cash Proceeds

MELBOURNE, FL – (Market Wired) – April 1, 2016 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or “the Company”), one of the nation’s only non-physician-owned, publicly traded healthcare services companies focused on the delivery of Orthopaedic care and treatment, today announced that yesterday, March 31, 2016, its wholly-owned subsidiary, Marina Towers, LLC, completed the sale and leaseback of Marina Towers, a 78,000 square foot office building located in Melbourne, Florida, to Global Medical REIT Inc. for $15.45 million, netting approximately $8 million.

This non-dilutive capital will allow First Choice to continue executing its defined business plan, providing for the replication of its Melbourne-based system of Medical Centers of Excellence in other targeted geographic markets. In addition, other net benefits to the Company and its shareholders include:

●	50%+ reduction in Company’s total debt;
●	Delivery of strong, positive working capital and enhanced total shareholders’ equity;
●	Strong cash position to allow rapid implementation of the Company’s growth and acquisition strategies;
●	Ability to recruit additional world class physicians and care specialists to the team; and
●	Expansion of the Company’s leadership team with key executive appointments to mission critical posts.

Commenting on the sale and leaseback, Christian Romandetti, Chairman, President and CEO of First Choice, said, “The completion of this transaction marks yet another major milestone for First Choice – and one that will surely prove to be a transformative event for our Company as we proceed with executing our expansion plans, designed to create, capture and enhance shareholder value. To be sure, we are implementing a business model that emphasizes controlled, smart growth; and one that we strongly believe best positions us to fully capitalize on the evolving dynamics changing how quality healthcare is being delivered in our country.”

For additional details relating to the sale and leaseback of Marina Towers, please refer to the Form 8-K to be filed with the U.S. Securities and Exchange Commission (SEC) later today and found at www.sec.gov.

In other news, First Choice reported that due to the time and resources necessary to complete the building sale, it filed a fifteen (15) day extension to file its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 10-K”).

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at building a network of localized, integrated healthcare systems comprised of non-physician-owned medical centers of excellence, which concentrate on treating patients in the following specialties: Orthopaedics, Spine Surgery, Neurology, Interventional Pain Management and related diagnostic and ancillary services in key expansion markets throughout the Southeastern U.S. Serving Florida’s Space Coast, the Company’s flagship regional network currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company’s actual results to differ materially from those contained in these forward-looking statements can be found in the Company’s periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

At Wolfe Axelrod Weinberger Associates	At Institutional Marketing Services
Donald C. Weinberger | don@wolfeaxelrod.com	John Nesbett | jnesbett@institutionalMS.com
Stephen D. Axelrod, CFA | steve@wolfeaxelrod.com	Jennifer Belodeau | jbelodeau@institutonalMS.com

At First Choice Healthcare Solutions, Inc.

321-802-5830

IR@myfchs.com